                                                                     EXHIBIT 11


COLEMAN NATURAL PRODUCTS, INC.
Calculation of Earnings Per Share of Common Stock
(Unaudited)

                                                    52 weeks     52 weeks    52 weeks      26 weeks       39 weeks     40 weeks
                                                      ended        ended       ended         ended          ended       ended
                                                     June 26,     June 25,    June 24,    December 23, September 23, September 28,
                                                      1993         1994         1995          1995          1995         1996
                                                    ---------   ----------   ---------     ---------     ---------    ---------
Primary earnings (loss) per common share:
  Net income (loss)                                   289,556   (1,024,591)    504,634     1,087,395       715,792    1,080,815
  Accretion of preferred stock                        (67,466)     (52,294)    (27,376)            -        (9,139)           -
  Cash dividends paid on preferred stock                    -            -    (150,676)     (151,126)     (226,183)    (228,550)
  In-kind dividends paid on preferred stock                 -            -           -       (15,034)            -      (80,180)
                                                    ---------   ----------   ---------     ---------     ---------    ---------
    Net income attributable to common stock           222,090   (1,076,885)    326,582       921,235       480,470      772,085
                                                    ---------   ----------   ---------     ---------     ---------    ---------
Common and common equivalent shares outstanding:
  Historical common shares outstanding
   at beginning of period                           1,278,650    1,278,650   1,549,403     1,549,403     1,549,403    1,651,649
  Effect of common stock and common stock
   equivalents issued within one year prior
   to initial public offering                         135,302      135,302     135,302       110,522       135,283       45,837
  Weighted average common equivalent shares issued          -            -           -       122,725        12,672      321,878
  Weighted average common shares issued                     -       63,580           -        28,652             -        1,520
                                                    ---------   ----------   ---------     ---------     ---------    ---------
  Weighted average common and common
   equivalent shares outstanding                    1,413,952    1,477,532   1,684,705     1,811,302     1,697,358    2,020,884
                                                    ---------   ----------   ---------     ---------     ---------    ---------
                                                    ---------   ----------   ---------     ---------     ---------    ---------
Primary earnings (loss) per common share                  .16         (.73)        .19           .51           .28          .38

(1) Common Stock and Common Stock equivalents issued within one year prior to initial public offering.


                                       Number
                                      of Shares     Price/Share    Net Proceeds
                                      ---------     -----------    ------------
  Options - 1/26/96                     2,500           7.05          17,625
  Options - 3/8/96                        600           9.58           5,748
  Options - 5/1/96                        600           9.58           5,748
  Options - 8/7/96                     22,750          17.53         398,808
  Options - 8/7/96                      1,000          19.29          19,290
  Options - 9/16/96                     2,000          27.08          54,162
  Common Stock issued - 11/2/95        35,876           3.95         141,710
  Common Stock issued - 8/7/96          1,997          17.53          35,007
  Common Stock issued - 9/4/96            195           3.95             770
  Common Stock issued - 9/18/96         3,260           4.35          14,181
  Common Stock issued - 9/18/96           499           4.95           2,470
                                     --------                        -------
                                       71,277                        695,519
                                                                     -------
                                                                     -------
  Effect of Stock Split                  2.85
                                     --------
                                      203,139
                                     --------
                                     --------

  Equivalent shares issued within one year prior to initial
   public offering                                                   203,139
  Assumed treasury shares repurchased ($695,519/$10.25)              (67,856)
                                                                     -------
  Increase in shares outstanding for earnings per share
   calculation                                                       135,283
                                                                     -------
                                                                     -------

COLEMAN NATURAL PRODUCTS, INC.
Calculation of Proforma Earnings Per Share of Common Stock
(Unaudited)


                                                                          52 weeks     26 weeks       40 weeks
                                                                           ended         ended          ended
                                                                          June 24,   December 23,   September 28,
                                                                            1995         1995           1996
                                                                         ----------  -------------  -------------
Pro forma weighted average common and common equivalent shares outstanding:
  Historical weighted average common and common equivalent shares
    outstanding........................................................   1,684,705     1,811,302      2,020,884
  Number of shares whose proceeds would be necessary to redeem mandatorily redeemable preferred stock using an assumed offering
    price of $10.25 per share..........................................     323,263       325,934        327,401
                                                                         ----------  -------------  -------------
  Pro forma weighted average common and common equivalent shares
    outstanding........................................................   2,007,968     2,137,236      2,348,285
                                                                         ----------  -------------  -------------
                                                                         ----------  -------------  -------------
Pro forma net income per share (2).....................................  $      .25   $       .51    $       .46
                                                                         ----------  -------------  -------------
                                                                         ----------  -------------  -------------

(2) The unaudited pro forma earnings per share data has been provided to disclose the pro forma effect of the redemption of all of the mandatorily redeemable preferred stock with a portion of the proceeds of the proposed public offering. The pro forma per share data gives effect to the number of shares whose proceeds would be necessary to redeem mandatorily redeemable preferred stock using an assumed offering price of $10.25 per share, and also gives effect to the elimination of the dividend requirements and accretion of the mandatorily redeemable preferred stock.